Exhibit 10.8

[EXECUTION COPY]

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT, dated as of July 16, 2008 (this “Amendment”), to the Existing Credit Agreement referred to below, is among SABRE COMMUNICATIONS HOLDINGS, INC., a Delaware corporation, SABRE COMMUNICATIONS CORPORATION, an Iowa corporation, SABRE INDUSTRIES, INC., a Delaware corporation, CELLXION, LLC, a Delaware limited liability company, and CELLXION WIRELESS SERVICES, LLC, a Delaware limited liability company (collectively referred to as the “Borrowers” and individually referred to as a “Borrower”), and the Lenders (such capitalized term, and other capitalized terms used in this preamble or the recitals, have the meanings set forth in Article I)  parties hereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, various financial institutions (the “Lenders”) and Dresdner Bank AG New York and Grand Cayman Branches, as Administrative Agent are parties to a Credit Agreement, dated as of June 26, 2007 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, such parties have agreed, subject to the terms and conditions hereinafter set forth, to amend the Existing Credit Agreement in certain respects as provided below (the Existing Credit Agreement, as so amended by this Amendment, being referred to as the “Credit Agreement”);

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.  Certain Definitions.  The following terms (whether or not underscored) when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

“Amendment” is defined in the preamble.

“Borrower” and “Borrowers” are defined in the preamble.

“Credit Agreement” is defined in the second recital.

“Existing Credit Agreement” is defined in the first recital.

“Second Amendment Effective Date” is defined in Article III.

“Lenders” is defined in the first recital.

SECTION 1.2.  Other Definitions.  Capitalized terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II
AMENDMENTS TO THE
EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Article.

SECTION 2.1.  Amendments to Article I.  Article I of the Existing Credit Agreement is hereby amended in accordance with Sections 2.1.1 through 2.1.3.

SECTION 2.1.1.  The definitions of “Applicable Margin” and “Total Debt” appearing in Section 1.1 of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

“Applicable Margin” means (i) with respect to Term Loans and Revolving Loans maintained as LIBO Rate Loans, 3.25% and 3.00%, respectively, and (ii) with respect to Term Loans and Revolving Loans maintained as Base Rate Loans, 2.25% and 2.00% respectively.

“Total Debt” means, on any date, the sum of (a) the outstanding principal amount of all Indebtedness of the Borrowers and their Subsidiaries of the type referred to in clause (a) on such date  minus the amount deposited in the Escrow Account on such date; (b) the outstanding principal amount of all Indebtedness of the Borrowers and their Subsidiaries of the type referred to in clause (b) on such date; (c) the outstanding amount of all Indebtedness of the Borrowers and their Subsidiaries of the type referred to in clause (c) and clause (f), in each case of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between any of the Borrowers and the Subsidiaries) on such date; and (d) any Contingent Liability in respect of any of the foregoing on such date.

SECTION 2.1.2.  Article I of the Existing Credit Agreement is further amended as follows:

(a)           The definition of “Excess Cash Flow” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended by deleting the references to “Fiscal Year” and replacing them with “Fiscal Quarter”.

(b)           The definition of “Indebtedness” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended by adding the following sentence to the end, to read in its entirety as follows:

For purposes of Section 8.1.5 only, Indebtedness shall be deemed to include the monetary obligations arising under the documents evidencing the Permitted Sale-Leasebacks.

(c)           The definition of “Obligor” appearing in Section 1.1 of the Existing Credit Agreement is hereby amended by adding the following words to the end of such definition:

, and, for purposes of Article VIII, CEF.

(d)           The following new terms are added to Section 1.1, to read in their entirety as follows:

“CEF” means Corinthian Equity Fund I, a                          .

[“CEF Agreement”] means the agreement executed and delivered by an Authorized Officer of CEF pursuant to the terms of the Second Amendment, dated as of July 16, 2008, to this Agreement, in form and substance approved by the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Galvanizer Capital Expenditures” means all Capital Expenditures arising under or in connection with the purchase, installation, assembly, construction, or initial operation of the galvanizer project located in Alvarado, Texas (exclusive of zinc and real property).

“Mineral Rights Disposition” means any lease of mineral rights at the Shreveport facility and at the Alvarado facility, in each case together with the related royalty rights and payments.

SECTION 2.1.3.  Section 1.4 of the Existing Credit Agreement is hereby amended by adding a new sentence at the end of such Section, to read in its entirety as follows:

The Borrowers agree that all payments in respect of royalty rights from the Mineral Rights Dispositions shall be accounted for and recorded on the books and records of the Borrowers in accordance with GAAP.

SECTION 2.2.  Amendments to Article III.  Article III of the Existing Credit Agreement is hereby amended in accordance with Sections 2.2.1 through 2.2.5.

SECTION 2.2.1.  Clause (c) of Section 3.1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

On the applicable Stated Maturity Date for Term Loans and on each Quarterly Payment Date occurring during the period set forth below, the Borrowers, jointly and severally, shall make a scheduled repayment of Term Loans equal to the percentage of the aggregate outstanding principal amount of Closing Date Term B Loans and Delayed Draw Term B Loans (immediately after the making of the Delayed Draw Term B Loans on the Acquisition Date) or, in the case of January 31, 2009 and April 30, 2009, in the Dollar amount, set forth in the table below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable:

Period	Percentage of Required Principal Repayment

October 31, 2007 through (and including) July 31, 2009	0.25%

January 31, 2009 and April 30, 2009	$5,000,000

October 31, 2009 through (and including) March 31, 2014	1.25%

Stated Maturity Date for Term Loans	the then outstanding principal amount of all Term Loans

SECTION 2.2.2.  Clause (e) of Section 3.1.1 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)  Within three Business Days following any Borrower’s or any Subsidiary’s receipt of Net Disposition Proceeds or Net Casualty Proceeds, the Borrowers, jointly and severally, shall prepay outstanding Loans in an amount equal to such Net Disposition Proceeds or Net Casualty Proceeds; provided that (except in the case of a Permitted Sale-Leaseback), if an Authorized Officer of any Borrower delivers to the Administrative Agent a certificate on or prior to the date that a prepayment would otherwise be required pursuant to the foregoing certifying that the Borrowers intend to apply all or a portion of the Net Disposition Proceeds or Net Casualty Proceeds (with the amount to be reinvested referred to as the “Reinvestment Amount”) within 180 days, in each case following receipt of such proceeds to acquire property (including in connection with a Permitted Acquisition) that will be subject to a Lien under a Loan Document, and certifying that no Default has occurred and is continuing, then no prepayment of the Reinvestment Amount shall be required pursuant to this clause until the expiration of such 180-day period at which time a prepayment shall be required in an amount equal to the Net Disposition Proceeds or Net Casualty Proceeds that have not been so applied.  Net Disposition Proceeds from any Permitted Sale-Leaseback shall not be entitled to be reinvested in accordance with the foregoing terms.

SECTION 2.2.3.  Clause (f) of Section 3.1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(f)  Within 90 days after the close of the 2008 Fiscal Year, and thereafter within 45 days after the close of each Fiscal Quarter (beginning with the close of the Fiscal Quarter ending October 31, 2008), the Borrowers, jointly and severally, shall make a mandatory prepayment of the Loans in an amount equal to (i) the ECF Percentage of the Excess Cash Flow (if any) for such Fiscal Quarter minus (ii) the aggregate amount during such Fiscal Quarter of voluntary prepayments of outstanding Term Loans and to the extent such prepayments reduce the Revolving Loan Commitment Amount, outstanding Revolving Loans (provided, that not more than $2,000,000 in any Fiscal Quarter shall be applied to reduce the Revolving Loan Commitment Amount); provided, further, that (A) for the Fiscal Quarters ending January 31, 2009 and June 30, 2009, any prepayment otherwise required under this clause shall be reduced by the required principal repayment of $5,000,000 for each respective Fiscal Quarter (and (in the case of this clause (f)(A) only) with respect to each such Fiscal Quarter, such $5,000,000 principal repayment shall not be included as a reduction to Excess Cash Flow as otherwise required under clause (b) of the definition thereof) and (B) for any given Fiscal Quarter, to the extent that any prepayment otherwise required under this clause would result in the amount available under the Revolving Loan Commitment to be less than $7,500,000 following such prepayment, such prepayment shall be reduced by the amount necessary to result in the amount available under the Revolving Loan Commitment to be at least $7,500,000 following such prepayment.  For purpose of calculating the unused Revolving Loan Commitment, any unrestricted cash on the balance sheet of the Borrowers in excess of $500,000 shall be deducted from the principal amount of Revolving Loans then outstanding.  Furthermore, the first $5,000,000 of principal repayments scheduled under clause (c) of this Section for Fiscal Quarters ending January 31, 2009 and April 30, 2009 shall not be subject to reduction based upon the unused Revolving Loan Commitment availability requirements set forth in clause (f)(B) above.

SECTION 2.2.4.  Clause (j) of Section 3.1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(j)  The Borrowers shall make, or cause to be made, a mandatory prepayment of the Term Loans in an amount equal to 100% of the Escrow Amount in excess of $6,600,000 to which the Obligors are entitled to, and which they do, receive pursuant to the terms of the Purchase Agreement, within one Business Day following the date on which such Obligor receives any funds from the Escrow Account in excess of $6,600,000; provided, that the Borrowers shall within one Business Day following receipt apply the first $6,600,000 received from the Escrow Account to a mandatory repayment of Revolving Loans.

SECTION 2.2.5.  Clause (b) of Section 3.1.2 of the Existing Credit Agreement is hereby amended by adding a new sentence to the end of such clause, to read in its entirety as follows:

Notwithstanding the foregoing sentence or any other term of this Agreement to the contrary, Net Disposition Proceeds (i) in an aggregate amount of up to the first $24,000,000 and in excess of $26,000,000, in each case generated in respect of Permitted Sale-Leasebacks shall be applied as required by this Agreement to prepay the Term Loans (and excluded from any Excess Cash Flow prepayment) and (ii) (A) in excess of $24,000,000 but less than $26,000,000 from Permitted Sale-Leasebacks (referred to as the “SLB Retained Amount”), and (B) in respect of the initial payment made by the lessee to the applicable Borrower in connection with Mineral Rights Dispositions (which, for the avoidance of doubt, shall not include any subsequent royalty payments made thereunder), in each case under this clause (ii) as notified by the Borrowers to the Administrative Agent at the time of consummation of the applicable Permitted Sale-Leaseback or Mineral Rights Disposition, shall be applied to repay the outstanding principal amount of the Revolving Loans instead of a prepayment of the Term Loans so long as the Revolving Loans are repaid on (or within one Business Day following) the date of consummation of the Permitted Sale-Leaseback or Mineral Rights Disposition.

SECTION 2.3.  Amendments to Article VII.  Article VII of the Existing Credit Agreement is hereby amended in accordance with Sections 2.3.1 through 2.3.3.

SECTION 2.3.1.  Section 7.1.1 is hereby amended to insert a new clause (l) which shall read as follows:

(l)  within 30 days after the end of each month, an unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of such month and consolidated statements of income and cash flow of the Borrowers and their Subsidiaries for such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, and including (in each case), in comparative form the figures for the corresponding fiscal month in, and year to date portion of, the immediately preceding Fiscal Year together with the Borrowers’ sales backlog number as a footnote to such report, certified as complete and correct by the chief financial or accounting Authorized Officer of each Borrower (subject to normal year-end audit adjustments).

SECTION 2.3.2.  The tables contained in clause (a) and clause (b) of Section 7.2.4 of the Existing Credit Agreement are hereby amended in their entirety to read as follows:

Period	Leverage Ratio

04/30/08 through (and including) 01/31/09	4.85:1.00

04/30/09 through (and including) 07/31/09	4.50:1.00

10/31/09 through (and including 01/31/10	4.00:1.00

04/30/10 through (and including) 07/31/10	3.50:1.00

10/31/10 through (and including) 01/31/11	3.25:1.00

04/30/11 and thereafter	3.00:1.00

Period	Interest Coverage Ratio

04/30/08	2.15:1.00

07/31/08 through (and including) 01/31/09	2.25:1.00

04/30/09 through (and including) 07/31/09	2.90:1.00

10/31/09 through (and including) 01/31/10	3.25:1.00

04/30/10 through (and including) 07/31/10	3.50:1.00

10/31/10 through (and including) 01/31/11	3.75:1.00

04/30/11and thereafter	4.00:1.00

For purposes of the foregoing, (i) with respect to any period prior to and including the period ended July 31, 2008, all cash payments in excess of cost of sales to a Borrower or its Subsidiaries that are made in full which have been received from a customer for shelters and towers that have been received from a customer for shelters and towers that have been completed but have not yet been shipped shall be deemed to be included in EBITDA for such period, and (ii) with respect to the period ended July 31, 2008, Total Debt for such period will be deemed to be reduced by Net Disposition Proceeds used to reduce Term Loans in connection with proceeds from the Permitted Sale-Leasebacks; provided such Permitted Sale-Leaseback transactions are consummated, and the Term Loans are so prepaid, prior to August 31, 2008.

SECTION 2.3.3.  Section 7.2.7 of the Existing Credit Agreement is hereby amended by (i) adding “(a)” after the section heading, and (ii) adding a new clause (b), to read in its entirety as follows:

(b) No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make or commit to make any Galvanizer Capital Expenditures in any Fiscal Year which aggregate in excess of the amount set forth below opposite such Fiscal Year:

Fiscal Year	Galvanizer Capital Expenditure
2008	$8,500,000
2009	$4,750,000

SECTION 2.4.  Amendment to Article VIII.  Clause (b) of Section 8.1.3 of the Existing Credit Agreement is hereby amended by adding “, the [CEF Agreement,],” after the words “the Subsidiary Guaranty.”

ARTICLE III
CONDITIONS TO EFFECTIVENESS

SECTION 3.1.  Second Amendment Effective Date.  This Amendment (other than as to the changes to Section 7.2.4 of the Existing Credit Agreement) shall become effective as of the date first written above (the “Second Amendment Effective Date”), when the conditions set forth in Section 3.1.1 and Section 3.1.2 shall have been satisfied.  The amendments to Section 7.2.4 of the Existing Credit Agreement shall become effective as of the date first written above when the conditions set forth in Sections 3.1.1 through 3.1.3 shall have been satisfied.  Notwithstanding the foregoing, the amendments to Section 7.2.4 of the Existing Credit Agreement shall not become effective unless the conditions set forth below have been satisfied no later than 5:00 p.m. on August 31, 2008.

SECTION 3.1.1.  Execution of Counterparts.  The Administrative Agent shall have received counterparts of this Amendment, which shall have been duly executed and delivered on behalf of the Borrower and each Lender.

SECTION 3.1.2.  CEF Agreement.  The Administrative Agent shall have received a copy of the CEF Agreement, executed and delivered on behalf of an Authorized Officer of CEF and the Administrative Agent.

SECTION 3.1.3.  Consummation of Permitted Sale-Leasebacks.  Each Permitted Sale-Leaseback shall have been consummated in accordance with documentation reasonably satisfactory to the Administrative Agent, and the Net Disposition Proceeds (other than the SLB Retained Amount) from each such sale-leaseback shall have been applied in accordance with Sections 3.1.1 and 3.1.2 of the Existing Credit Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.1.  Representations.  Each Borrower hereby represents and warrants that both before and after giving effect to this Amendment, (i) the representations and warranties contained in Article VI of the Existing Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which by their terms expressly relate to an earlier date, which were true and correct in all material respects as of such date), (ii) both before and after giving effect to the transactions contemplated herein, no Default or Event of Default has occurred and is continuing on and as of the date hereof and after giving effect to the transactions contemplated herein, (iii) it has the power and authority to execute and deliver this Amendment and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance by it of this Amendment, and (iv) it has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by general principles of equity.

ARTICLE V
MISCELLANEOUS

SECTION 5.1.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment.

SECTION 5.2.  Loan Document Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement.

SECTION 5.3.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 5.4.  Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 5.5.  Governing Law; Entire Agreement.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

SECTION 5.6.  Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SECTION 5.7.  Lien Release.  The Lenders hereby authorize the Administrative Agent to deliver the necessary releases reasonably requested by the Borrowers to evidence the release of the Secured Parties’ Liens on the collateral securing the Obligations which is also part of the assets constituting mineral rights Disposed of in a Mineral Rights Disposition.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the day and year first above written.

SABRE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Peter Van Raalte
Title: Chairman

SABRE COMMUNICATIONS CORPORATION

By:	/s/ James M. Tholey
Title: CFO

SABRE INDUSTRIES, INC.

By:	/s/ Peter Van Raalte
Title: Chairman

CELLXION, LLC

By:	/s/ James M. Tholey
Title: CFO

CELLXION WIRELESS SERVICES, LLC

By:	/s/ James M. Tholey
Title: CFO

DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Craig Meisner
Title: Managing Director

By:	/s/Jorge E. Rodriguez
Title: Managing Director